Exhibit (a)(8)

IXIS ADVISOR FUNDS TRUST III

Amendment No. 7 to Restatement of Amended Agreement and

Declaration of Trust

The undersigned, being at least a majority of the Trustees of IXIS Advisor Funds Trust III (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Restatement of Amended Agreement and Declaration of Trust, as amended by Amendment Nos. 1, 2, 3, 4, 5 and 6 thereto (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	The name of the Trust is hereby amended to be “Natixis Funds Trust III.”

2.	The first sentence of Section 6 of Article III of the Declaration of Trust is hereby amended to read in its entirety as follows:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of a Series or class, each of the following Series shall be, and is hereby, established and designated as a Multi-Class Series: (1) Harris Associates Focused Value Fund; and (2) Natixis Moderate Diversified Portfolio.

3.	The second sentence of Section 9 of Article VIII of the Declaration of Trust is hereby amended to read in its entirety as follows:

The address of the Trustees is c/o Natixis Funds Trust III, 399 Boylston Street, Boston, Massachusetts 02116.

The foregoing amendment shall be effective on August 6, 2007.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 1st day of June 2007.

/s/ Graham T. Allison, Jr.	/s/ Richard Darman
Graham T. Allison, Jr.	Richard Darman

/s/ Charles D. Baker	/s/ John T. Hailer
Charles D. Baker	John T. Hailer

/s/ Edward A. Benjamin	/s/ Jonathan P. Mason
Edward A. Benjamin	Jonathan P. Mason

/s/ Robert J. Blanding	/s/ Sandra O. Moose
Robert J. Blanding	Sandra O. Moose

/s/ Daniel M. Cain	/s/ Cynthia L. Walker
Daniel M. Cain	Cynthia L. Walker